American Shared Hospital Services Reports Second Quarter 2020 Financial Results
COVID-19 Pandemic Had Significant Impact on Q2 Volumes
SAN FRANCISCO, CA, August 14, 2020 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter ended June 30, 2020.
Second Quarter Financial Highlights
•The Company completed its acquisition of Gamma Knife Center Ecuador S. A.
•Total revenue in the second quarter was $3,991,000, a decline of 23.2% from the comparable period in 2019. Proton therapy revenue of $1,401,000 was consistent with the second quarter of 2019. Gamma Knife revenue of $2,590,000 declined 28.1% compared to the second quarter of 2019 due to the impact of the COVID-19 pandemic on volumes, as well as lower average reimbursement at the Company’s retail sites.
•Total proton therapy fractions in the second quarter decreased 4.1% compared to the second quarter of 2019. The decrease for the second quarter resulted from the impact of the COVID-19 pandemic. Gamma Knife volumes for centers in operation decreased 8.9% from Gamma Knife volumes for those same centers during the same period of the prior year, also primarily as a result of the COVID-19 pandemic.
•Net loss in the second quarter was $483,000 compared to net income of $31,000 for the second quarter of 2019. The decrease in net income was due to lower Gamma Knife revenue, and higher expenses, including, but not limited to, the COVID-19 pandemic, the switch to a virtual annual meeting and transaction costs from the June acquisition of the Gamma Knife Center in Ecuador.
Ray Stachowiak, Interim President and Chief Executive Officer, commented, “In the second quarter, the COVID-19 pandemic impacted our financial results more than expected, with many patients delaying their treatments during the early months of this unprecedented health crisis. Lower volumes for both proton beam therapy and Gamma Knife procedures, as well as lower total reimbursement for Gamma Knife procedures, combined with a high level of fixed costs, reduced our gross margin. This was further negatively impacted by other pandemic related costs, such as the expense required to switch to a virtual format for the annual meeting of shareholders. The Company’s purchase of Gamma Knife Center, Ecuador S.A. in June also resulted in additional expenses related to the costs of completing the acquisition. As a result of these economic issues and activities, AMS reported a loss for the second quarter.

“Volumes on both sides of our business began to pick up in early July, despite typical seasonal headwinds. PBRT volume in particular rebounded especially well during the month. However, with COVID-19 hot spots rearing up again around the U.S., we remain uncertain as to when volumes will return to a sustained normalcy. In the third quarter we expect to expense the remaining transaction costs related to our acquisition in Ecuador, where volumes have also been impacted by the virus. We remain on track to upgrade the Gamma Knife Perfexion to the Icon platform at the Lovelace Medical Center in September and continue to advance discussions with prospective partners to develop new PBRT, MR/LINAC, Gamma Knife and LINAC projects, as we’ve previously disclosed,” concluded Mr. Stachowiak.
Financial Results for the Three Months Ended June 30, 2020
For the three months ended June 30, 2020, revenues decreased 23.2% to $3,991,000 compared to revenues of $5,197,000 for the second quarter of 2019. The Company recorded no revenue from its IGRT equipment compared to $188,000 in the second quarter of 2019. The equipment was fully depreciated and sold in July, after expiration of the Company’s contract.
Second quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida decreased 0.6% to $1,401,000 compared to revenue for the second quarter of 2019 of $1,409,000. Total proton therapy fractions in the second quarter were 1,351, a decrease of 4.1% compared to 1,409 proton therapy fractions in the second quarter of 2019.
Revenue for the Company's Gamma Knife operations decreased 28.1% to $2,590,000 for the second quarter of 2020 compared to $3,600,000 for the second quarter of 2019. The decline was due to lower volumes as well as lower average reimbursement at the Company’s retail sites, which was driven by a higher mix of Medicare patients. Gamma Knife procedures declined by 3.0% to 350 for the second quarter of 2020 from 361 in the same period of the prior year. Gamma Knife volumes for centers in operation decreased 8.9% from Gamma Knife volumes for those same centers during the same period of the prior year, due to the impact of the COVID-19 pandemic.
Gross margin for the second quarter of 2020 decreased to $907,000, or 22.7% of revenue, compared to gross margin of $1,729,000, or 33.3% of revenue, for the second quarter of 2019.
Net loss for the second quarter of 2020 was $483,000, or $(0.08) per share.  This compares to net income for the second quarter of 2019 of $31,000, or $0.01 per share. Fully diluted weighted average common shares outstanding were 6,077,000 and 5,906,000 for the second quarter of 2020 and 2019, respectively.
Adjusted EBITDA, a non-GAAP financial measure, was $1,437,000 for the second quarter of 2020, compared to $2,465,000 for the second quarter of 2019. The decline was primarily due to the net income loss as well as lower depreciation and amortization due to the Company’s IGRT equipment, which became fully depreciated in the fourth quarter of 2019.

Financial Results for the Six Months Ended June 30, 2020
For the six months ended June 30, 2020, revenue decreased 18.6% to $8,559,000 compared to revenue of $10,518,000 for the first six months of 2019. Gamma Knife revenue decreased 21.8% to $5,482,000 for the first half of 2020 compared to $7,011,000 for the first half of 2019. The number of Gamma Knife procedures in the first six months of 2020 was 726, a decrease of 1.4% compared to 736 Gamma Knife procedures in the comparable period of 2019. Proton therapy revenue increased 0.9% to $3,077,000 for the first half of 2020 compared to $3,051,000 for the first half of 2019. Total proton therapy fractions in the first six months of 2020 were 3,027, an increase of 2.4% compared to 2,955 proton therapy fractions in the comparable period of 2019.
Net loss for the first six months of 2020 was $618,000, or $(0.10) per share. This compares to net income for the first six months of 2019 of $301,000, or $0.05 per share. Adjusted EBITDA, a non-GAAP financial measure, was $3,259,000 for the first six months of 2020, compared to $5,175,000 for the first six months of 2019.
Balance Sheet Highlights
At June 30, 2020, cash, cash equivalents, and restricted cash was $4,409,000, compared to $1,779,000 at December 31, 2019.  Shareholders' equity at June 30, 2020 was $30,973,000, or $5.44 per outstanding share.  This compares to shareholders' equity at December 31, 2019 of $31,811,000, or $5.47 per outstanding share.
Conference Call and Webcast Information
AMS has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate, please call 1 (800) 774-6070 at least 5 minutes prior to the start of the call and enter passcode number: 7610094#. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.
A replay of the call will be available at the following link through August 28, 2020:
https://onlinexperiences.com/Launch/QReg/ShowUUID=941ED238DFC5-4A86-8B87-49596816D143&LangLocaleID=1033. Passcode: 49891409.

About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is a world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.

Earnings Disclosure
The outbreak of the novel coronavirus COVID-19, is now a pandemic as declared by the World Health Organization and has led to adverse impacts on the U.S. and global economies and will likely continue to impact business activity, including the Company’s. The pandemic has impacted and could further impact the Company’s operations and the operations of its customers as a result of quarantines, facility closures, and travel and logistics restrictions. While the disruption caused by the pandemic is currently expected to be temporary, there is uncertainty regarding its duration. Therefore, while the COVID-19 pandemic has impacted the Company’s results of operations, financial position, and liquidity, the duration and intensity of the impact of the COVID-19 pandemic and resulting disruption to the Company’s operations is uncertain. The Company will continue to monitor the situation closely and assess the impact on its operations and financial results for the remainder of the year.
In July 2019, the Centers for Medicare and Medicaid Services (“CMS”) announced a proposed new mandatory payment model for radiation oncology services intended to test an episodic payment structure across certain radiation therapy providers and suppliers. CMS projects that approximately 40% of radiation oncology providers, selected randomly by geographic area, will be included in the model and approximately 60% will continue to receive reimbursement based on fee-for-service methodology. The proposed payment model would significantly alter CMS’ payment methodology for radiation oncology services. The timing and details of the proposed payment model are uncertain. As a result, the Company cannot estimate the potential impact of adoption of the proposed rule. However, reductions in the reimbursement rates or changes in reimbursement methodology or administration for radiosurgery and radiation therapy could adversely affect the Company’s revenues and financial results. For centers not included in the proposed model, Medicare reimbursement in 2021 for the most commonly used proton therapy delivery codes is proposed (pending final determination) to increase approximately 4.9% and to decrease 0.1% for Gamma Knife.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk that the Company will be unable to conduct an effective executive search, the risk that the Company will be unable to identify and attract a permanent successor to the Company’s President and Chief Executive Officer, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 26, 2020.
Non-GAAP Financial Measure
Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income (loss) before income taxes, income (loss) from operations, net income (loss) attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.
Adjusted EBITDA is a non-GAAP financial measure representing our (loss) earnings before interest, taxes, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization expense, stock-based compensation expense, and acquisition transaction costs.
We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:
American Shared Hospital Services
Ray Stachowiak
Interim President and Chief Executive Officer
rstachowiak@ashs.com
Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 762-4518
sprince@pcgadvisory.com

	Summary of Operations Data

	Three months ended June 30,		Six months ended June 30,

	2020	2019	2020	2019
Revenues	$3,991,000	$5,197,000	$8,559,000	$10,518,000
Costs of revenue	3,084,000	3,468,000	6,258,000	6,852,000
Gross margin	907,000	1,729,000	2,301,000	3,666,000
Selling & administrative expense	1,210,000	1,081,000	2,421,000	2,136,000
Interest expense	267,000	346,000	549,000	713,000
Operating (loss) income	(570,000)	302,000	(669,000)	817,000
Other income	1,000	4,000	4,000	8,000
(Loss) income before income taxes	(569,000)	306,000	(665,000)	825,000
Income tax (benefit) expense	(130,000)	27,000	(158,000)	151,000
Net (loss) income	(439,000)	279,000	(507,000)	674,000
Less: Net (income) attributable to non-controlling interest	(44,000)	(248,000)	(111,000)	(373,000)
Net (loss) income attributable to American Shared Hospital Services	($483,000)	$31,000	($618,000)	$301,000

(Loss) income per common share:
Basic	($0.08)	$0.01	($0.10)	$0.05
Assuming dilution	($0.08)	$0.01	($0.10)	$0.05

	Balance Sheet Data

	6/30/2020	12/31/2019
Cash, cash equivalents and restricted cash	$4,409,000	$1,779,000
Current assets	$10,823,000	$10,742,000
Total assets	$53,885,000	$53,783,000

Current liabilities	$8,679,000	$8,214,000
Shareholders' equity	$30,973,000	$31,811,000

Adjusted EBITDA
		Q2	Q2	YTD	YTD
		2020	2019	2020	2019
Net (Loss) Income		$ (483,000)	$ 31,000	$ (618,000)	301,000
Plus:	Income Tax (Benefit) Expense	(130,000)	27,000	(158,000)	151,000
	Interest Expense	267,000	346,000	549,000	713,000
	Depreciation and Amortization Expense	1,637,000	2,008,000	3,284,000	3,902,000
	Stock-Based Compensation Expense	53,000	53,000	109,000	108,000
	Acquisition Transaction Costs	93,000	-	93,000	-
Adjusted EBITDA		$ 1,437,000	$ 2,465,000	$ 3,259,000	$ 5,175,000